Rule 424(b)(3) Prospectus

SEC File No. 333-193347

NIGHTFOOD HOLDINGS, INC.

Up to 2,794,500 Shares of Common Stock

Offering Price: $0.26 per share

This is a resale prospectus for the resale of up to 2,794,500 shares of our common stock by the selling stockholders listed herein in our initial public offering.  We will not receive any proceeds from the sale of the shares.

Our common stock is not traded on any public market and, although we intend to initiate steps to have our common stock quoted on the Over the Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority ("FINRA") upon the effectiveness of the registration statement of which this prospectus is a part, we may not be successful in such efforts, and our common stock may never trade in any market.  We have not yet contacted any broker-dealer to request that they apply to have our stock included on the OTCBB.

Selling stockholders selling pursuant to this prospectus will sell at a fixed price of $0.26 per share until our common shares are quoted on the OTCBB and thereafter all selling stockholders other than our corporate officers will sell at prevailing market prices, or privately negotiated prices.  Our two officers, who are deemed to be underwriters, must offer their shares at a fixed price of $0.26 per share even if our shares are quoted on the OTCBB.  NightFood Holdings, Inc. is in a developmental stage and intends to market nutritional snacks that are appropriate for evening consumption.  We will require substantial additional funding to meet all of our business objectives.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

INVESTING IN OUR COMMON STOCK INVOLVES VERY HIGH RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR

PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 24, 2014.

SUMMARY OF OUR OFFERING

The following summary information is a summary of information that appears elsewhere in this Prospectus.  Prospective investors are advised that they should read the financial and other information contained herein in its entirety.

OUR BUSINESS

NightFood Holdings, Inc. (“we”, “us” “the Company” or “NightFood”) is a Nevada corporation organized on October 16, 2013 to acquire all of the issued and outstanding shares of NightFood, Inc., a New York corporation (the “Subsidiary”) from its sole shareholder, Sean Folkson.  All of our operations are conducted by the subsidiary.  We are in the business of developing a functional food line of snacks that are suitable for evening consumption and which may promote better sleep.  A large number of Americans snack in the evening or at night and management believes that our products are unique in the functional food industry and that there is a substantial market for our products.  We have developed a “cookies and cream” flavored snack/nutrition bar and have conducted limited production runs to test our product’s acceptance.  We have other potential evening appropriate snacks that may be developed in the next year.  Our offices are located at 85 Parkview Road, Elmsford, New York 10523 and our telephone number is (888) 888-6444.  We maintain a web site at www.nightfood.com.  Any information that may appear on our web site should not be deemed to be a part of this prospectus

About This Offering

The Offering

Securities being offered:	Up to 2,794,500 shares of common stock, par value $0.001, by the selling stockholders.

Offering price per share:	$0.26

Offering period:	The shares will be offered on a time-to-time basis by the selling stockholders.

Net proceeds:	We will not receive any proceeds from the sale of the shares.

Use of proceeds:	We will not receive any proceeds from the sale of the shares.

Number of Shares of Common Stock and Preferred Stock Authorized and Outstanding:	1000,000,000 shares of common stock authorized, 25,108,560 shares issued and outstanding, 1,000,000 shares of blank check preferred stock authorized – none issued or designated

There is no trading market for our shares. We intend to find a broker dealer to sponsor us for inclusion on the Over the Counter Bulletin Board and thereafter we hope that a trading market will develop.  To date we have not contacted any broker-dealer to act as a sponsor for our stock. Selling stockholders will sell at a fixed price of $0.26 per share until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices, or privately negotiated prices.  Our two officers, who are deemed to be underwriters, must offer their shares at a fixed price of $0.26 per share even if our shares are quoted on the OTCBB.

Selected Financial Information

BALANCE SHEET DATA:
	As of June 30,		As of December 31,
	2012	2013	2013
(Unaudited)
Cash	$ 897	$ 913	$ 23,432
Total Assets	$ 2,589	$ 950	$ 23,469
Liabilities	$ 168,319	$ 189,393	$ 189,167
Stockholders’ (Deficit)	$ (165,730)	$ (188,443)	$ (178,413)
Total Liabilities and Stockholder’s Equity	$ 2,589	$ 950	$ 23,469

STATEMENT OF OPERATIONS DATA:
	For the year ended June 30,		For the three Month Period Ended December 31,
	2012	2013	2013
(Unaudited)
Revenues:	$ 22,344	$ 5,817	$ 513
Operating expenses:	$ 100,514	$ 16,557	$ 10,393
Net (loss):	$ (89,803)	$ (22,713)	$ (12,979)

The foregoing summary information is qualified by and should be read in conjunction with our audited financial statements and accompanying footnotes.

RISK FACTORS

You should carefully consider the following factors in evaluating our business, operations and financial condition.  The occurrence of any the following risks could have a material adverse affect on our business, financial condition and results of operations.

Risks Related to Our Business

We have had limited operations and require substantial additional funds to execute our business plan.  We have had limited operations, principally consisting of one production run and test marketing of our product in 25 retail locations, but the bulk of our sales have resulted from our website.  We generated revenue of $22,344 in the year ended June 30, 2012 and $5,817 in the year ended June 30, 2013.  Because our capital resources have been extremely limited we have been unable to fund continual production of our product through contract manufacturers.  Unless we are able to leverage our status as a public company into effective fundraising to fund our capital requirements, we will not be able to execute on our business plan and purchasers of our stock will be likely to lose their investment.

Our independent auditors have expressed doubt about our ability to continue as a going concern.  We received a report on our financial statements for the years ended June 30, 20013 and June 30, 2012 from our independent registered public accounting firm that includes an explanatory paragraph and a footnote stating that there is substantial doubt about our ability to continue as a going concern due to its loses and negative net worth.  Inclusion of a “going concern qualification” in the report of our independent accountants may have a negative impact on our ability to obtain financing and may adversely impact our stock price in any market that may develop.

We must remain uncertain of our proposed products’ market acceptance.  Although management firmly believes that snacks designed for evening consumption is a viable niche market with a potential for attractive returns for investors, this belief is largely based on informal observations and we have not conducted any formal marketing studies.  Our limited resources preclude us from doing so.  If management is wrong in its belief and there is an insufficient market for our products, it is likely we will fail and investors will lose their investment.

We are not subject to all of the requirements of the Securities Exchange Act of 1934 ("34 Act") and this will limit information available about us.  We will be subject to the information and reporting requirements of the Securities Exchange Act of 1934 and filed current reports, periodic reports, annual reports, and other information with the Securities and Exchange Commission, after the effective date of the Registration Statement of which this prospectus forms a part.  We have not yet determined if we will file a 1934 Act registration statement.  Accordingly, we may become subject to proxy rules and Section 16 or 14 of the 1934 Act.  However, until such time, if ever, as we do file a 34 Act registration statement information regarding securities holdings of our officers, directors and 10% stockholders will not be made available on a current basis and we will be able to take shareholder actions without complying with the SEC's proxy rules.  In addition, Section 15(d) of the 34 Act provides an automatic suspension of the periodic reporting obligation as to any fiscal year (except the fiscal year in which the registration statement became effective) if an issuer has fewer than 300 security holders of record at the beginning of such fiscal year.  Although we intend to file periodic reports, we could cease to do so at any time.

Our ability to hire additional personnel is important to the continued growth of our business.  Our continued success depends upon our ability to attract and retain a group of motivated marketing and business support professionals.  Our growth may be limited if we cannot recruit and retain a sufficient number of people.  We cannot guarantee that we will be able to hire and retain a sufficient number of qualified personnel.

We may face substantial competition.  Competition in all aspects of the functional food industry is intense.  We will compete against both large conglomerates with substantial resources and smaller companies, including new companies that might be formed with resources similar to our own.  Competitors may seek to duplicate the perceived benefits of our products in ways that do not infringe on any proprietary rights that we can protect.  As a result we could find that our entire marketing plan and business model is undercut or made irrelevant by actions of other companies under which we have no control.  We cannot promise that we can accomplish our marketing goals and as a result may experience negative impact upon our operating results.

Our success depends to a large extent upon the continued service of key managerial employees and our ability to attract and retain qualified personnel.  Specifically, we are highly dependent on the ability and experience of our key employees, Sean Folkson, our president and CEO and to a lesser extent on Peter Leighton, our Vice President.  We do not have an employment agreement with either of Mr. Folkson or Mr. Leighton.  The loss of either Mr. Folkson or Mr. Leighton would present a significant setback for us and could impede the implementation of our business plan.  There is no assurance that we will be successful in acquiring and retaining qualified personnel to execute our current plan of operations.

The ability of our officers to control our business will limit minority shareholders' ability to influence corporate affairs.  Our president, Sean Folkson, owns 15,895,500 shares and our Vice President Peter Leighton owns 4,000,000 shares or an aggregate of approximately 79.2 % of our 25,108,560 issued and outstanding shares.  Even if they were to sell all of their shares that are covered by this prospectus, they would still own 17,955,500 shares or approximately 71.5% of our issued and outstanding shares.  Because of their stock ownership, our officers will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies.  The interests of our president may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions.  The minority shareholders would have no way of overriding decisions made by our president.  This level of control may also have an adverse impact on the market value of our shares because he may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and/ or may sell sufficient numbers of shares to significantly decrease our price per share.

If we do not receive additional financing we will not be able to execute our planned expansion.  We require between $400,000 and $1,000,000 in debt or equity financing to affect a planned expansion of our operations and roll out of our existing and any future products.  Management believes that it will be able to raise funds for us after this registration statement becomes effective and after we commence trading on the Over the Counter Bulletin Board (“OTCBB”) as investors would see that there would be an “exit strategy” for their investment.  However, this may not prove to be the case and we cannot be certain that we will become OTCBB listed or that, even if we do, that additional funds will be raised.  No one has committed to invest the money we need to complete our planned operations.  If we cannot raise additional funds, it is unlikely that we will be able to support a stock price close to the amount paid by our investors and our investors may lose all or most of their investment.  Recent economic developments and the current economic climate may make it especially difficult to raise additional funds.  If we do not raise additional funds, we may be required to abandon our current business plan and either operate our plan on a much smaller scaled basis or seek a different line of business.  However, we will use our concerted best efforts to seek additional funds and affect our planned business and we have no other present plans.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.  Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, at such time as we are required to file an annual report pursuant to section 13(a) or 15(d) of the Exchange Act.  Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of the end of our fiscal year.  We have not yet completed our assessment of the effectiveness of our internal control over financial reporting.  We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.  Our initial annual report may contain a statement to the effect that "This annual report does not include a report of management's assessment regarding internal control over financial reporting or an attestation report of the company's registered public accounting firm due to a transition period established by rules of the Securities and Exchange Commission for newly public companies."

We do not have a sufficient number of employees to segregate responsibilities and are presently unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees, and this may impair our ability to effectively comply with Section 404 of the Sarbanes-Oxley Act.  We currently do not have any employees and rely on our CEO, Sean Folkson and our Vice President/CMO Peter Leighton to perform all executive functions.  Peter Leighton will be working for us on a part time basis.  Accordingly, we cannot segregate duties to provide sufficient review of our financial activity.  During the course of our testing our financial procedures, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.  In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.  Our officers’ lack of experience in accounting and financial matters may make our efforts to comply more difficult and cause us to hire consultants to assist him cutting into our resources.

Implications of Being an Emerging Growth Company.  As a company with less than $1.0 billion in revenue during its last fiscal year, we qualify as an "emerging growth company" as defined in the JOBS Act. For as long as a company is deemed to be an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies.  These provisions include:

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a requirement to have only two years of audited financial statements and only two years of related Management's Discussion and Analysis included in an initial public offering registration statement;

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an exemption to provide less than five years of selected financial data in an initial public offering registration statement;

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an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal controls over financial reporting;

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an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

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an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; and

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reduced disclosure about the emerging growth company's executive compensation arrangements.

An emerging growth company is also exempt from Section 404(b) of Sarbanes Oxley which requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. Similarly, as a Smaller Reporting Company we are exempt from Section 404(b) of the Sarbanes-Oxley Act and our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until such time as we cease being a Smaller Reporting Company.

As an emerging growth company, we are exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to take advantage of the benefits of this extended transition period.  Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would cease to be an emerging growth company upon the earliest of:

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the first fiscal year following the fifth anniversary of this offering,

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the first fiscal year after our annual gross revenues are $1 billion or more,

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the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or

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as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.  As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus).  Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8A (which we have no current plans to file).  If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted.  After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders.  However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act.  Previously, a company with more than 500 shareholders of record and $10 million in assets had to register under the Exchange Act.  However, the JOBS Act raises the minimum shareholder threshold from 500 to either 2,000 persons or 500 persons who are not "accredited investors" (or 2,000 persons in the case of banks and bank holding companies).  The JOBS Act excludes securities received by employees pursuant to employee stock incentive plans for purposes of calculating the shareholder threshold.  This means that access to information regarding our business and operations will be limited.

Risks Related to Our Common Stock

Currently, there is no active public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.  Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities.  We plan to have our common stock  listed on the OTC Bulletin Board ("OTCBB") maintained by the FINRA, but we have not selected a market maker to make an application for us and we can give no assurance that this goal will be accomplished.  Even if we obtain a trading symbol, there can be no assurances as to whether any market for our shares will ever develop or the prices at which our common stock will trade.  If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock.  Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly.  Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception, and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.  Because of the anticipated low price of the securities, many brokerage firms may not be willing to effect transactions in these securities.  See "Plan of Distribution" subsection entitled "Selling Shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions."

Our board of directors is authorized to issue shares of preferred stock, which may have rights and preferences detrimental to the rights of the holders of our common shares.  We are authorized to issue up to 1,000,000 shares of preferred stock, $0.001 par value.  As of the date of this prospectus, we have not issued any shares of preferred stock and have no plans to do so.  Our preferred stock may bear such rights and preferences, including dividend and liquidation preferences, as the Board of Directors may fix and determine from time to time.  Any such preferences may operate to the detriment of the rights of the holders of the common stock being offered hereby.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.  Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf.  This indemnification policy could result in substantial expenditures by us, which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.  The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is are likely to materially reduce the market and price for our shares, if such a market ever develops.

Any market that develops in shares of our common stock will be subject to the penny stock restrictions that are likely to create a lack of liquidity and make trading difficult or impossible.  Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by the FINRA.  As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions.  It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future.  This classification severely and adversely affects the market liquidity for our common stock.  For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

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the basis on which the broker or dealer made the suitability determination, and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded.  In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.  Recently, several brokerage firms and clearing firms have adopted special “house rules” which make it more difficult for their customers to hold or trade low priced stock and these rules may make it difficult for our shareholders to sell their stock.

We do not intend to pay dividends on our common stock.  We have not paid any dividends on our common stock to date and there are no plans for paying dividends on the common stock in the foreseeable future.  We intend to retain earnings, if any, to provide funds for the implementation of our business plan.  We do not intend to declare or pay any dividends in the foreseeable future.  Therefore, there can be no assurance that holders of our common stock will receive any additional cash, stock or other dividends on their shares of our common stock until we have funds which the Board of Directors determines can be allocated to dividends.

If a market develops for our shares, sales of our shares relying upon rule 144 may depress prices in that market by a material amount.  All of the outstanding shares of our common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.  As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws.  Rule 144 provides in essence that a person who has held restricted securities for a prescribed period may, under certain conditions, sell their shares as a result of revisions to Rule 144 which became effective on or about February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of six months.  A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

Any trading market that may develop may be restricted by virtue of state securities "Blue Sky" laws to the extent they prohibit trading absent compliance with individual state laws.  These restrictions may make it difficult or impossible to sell shares in those states.  There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future.  Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws.  Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions.  Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities.  These restrictions prohibit the secondary trading of our common stock.  We currently do not intend and may not be able to qualify securities for resale in approximately 17 states that do not offer manual exemptions and require shares to be qualified before they can be resold by our shareholders.  Accordingly, investors should consider the secondary market for our securities to be a limited one.  See also "Plan of Distribution-State Securities-Blue Sky Laws."

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders.  We are registering 2,794,500 of our 25,108,560 currently outstanding shares for resale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

SELLING STOCKHOLDERS

From our formation through the date of this Prospectus, 25,108,560 shares of common stock have been issued to and we have 45 holders:

The Company was incorporated on October 16, 2013 at which time 20,000000 shares of common stock were issued to the Company’s founder, Sean Folkson, in exchange for the stock of NightFood, Inc. a New York corporation.  Mr. Folkson transferred 4,000,000 of these shares to Peter Leighton in connection with his joining the Company.

In October 2013 the Company sold 200,000 shares to two persons at $0.05 per share for an aggregate of $10,000 in order to fund costs related to this registration statement.  These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment.

In October 2013, the Company executed consulting agreements with four consultants who would provide general business consulting services and issued these consultants a total of 3,500,000 shares.  Each of the consultants is offering 100,000 of those shares hereunder.

In November and December 2013, Sean Folkson gave an aggregate of 104,500 shares to 35 persons.

In January 2014, the Company sold 90,000 shares to two persons at $0.25 per share and an aggregate of $22,500 in order to enable the Company to fund operations.  These shares were issued in a private offering pursuant to Regulation D under the Securities Act of 1933, as amended, and each of the investors therein represented in writing that such investor was an accredited investor as that term is defined in Regulation D and that he was acquiring the shares for his own account and for investment.

In January 2014, the Company retained Eric Egeland as a consultant and issued him 618,560 shares of which 60,000 are being offered in this prospectus.

No underwriter participated in the foregoing transactions, and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted.  The securities bear a restrictive legend and stop transfer instructions are noted on our stock transfer records.

All shares offered under this prospectus are being offered by selling shareholders and may be sold from time to time for the account of the selling stockholders named in the following table.  The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of the date of this prospectus, and as adjusted to give effect to the sale of the shares offered hereunder.

	SELLING SECURITY HOLDER AND RELATIONSHIP TO THE COMPANY, OR ITS AFFILATES, IF ANY	SHARES OWNED (NUMBER AND PERCENTAGE) BEFORE OFFERING	SHARES OFFERED	SHARES OWNED (NUMBER AND PERCENTAGE) AFTER OFFERING
1.	Sean Folkson, President, CEO and Sole Director	15,895,500 (63.3%)	1,552,000	14,343,500 (57.1%)
2.	Peter Leighton	4,000,000 (15.9%)	388,000	3,612,000 (14.4%)
3.	Eric Egeland, Consultant	618,560 (2.4%)	60,000	558,560 (2.1%)
4.	Christina Havas	100,000 (0.4%)	100,000	0
5.	Wally Okby	100,000 (0.4%)	100,000	0
6.	AJO Capital, Inc.(1) (investor and consultant)	950,000 (3.8%)	140,000	810,000 (3.3%)
7.	Ocean Global Advisors(2) Consultant	800,000 (3.0%)	100,000	700,000 (2.6%)
8.	Tomer Popiol, Consultant	900,000 (3.4%)	100,000	800,000 (3.0%)
9.	Amy Levitsky, Consultant	850,000 (3.2%)	100,000	750,000 (2.8%)
10.	Shay Gueta	50,000 (0.2%)	50,000	0
11.	Douglas Keller	2,500*	2,500	0
12.	Yosef Cohen	5,000*	5,000	0
13.	Tzion Halali	6,000*	6,000	0
14.	Lavender House, Inc (3)	2,500*	2,500	0
15.	Small Business Rescue Inc. (4)	2,000*	2,000	0
16.	Jaymie Dahan	2,000*	2,000	0
17.	Isaac Dahan	2,000*	2,000	0
18.	Eric Leopold	30,000 (0.1%)	30,000	0
19.	Murray Potash	2,000*	2,000	0
20.	Wendy Trejo	2,500*	2,500	0
21.	David Trejo	1,500*	1,500	0
22.	Arturo Trejo	1,500*	1,500	0
23.	Yolanda Trejo	1,500*	1,500	0
24.	Horacio Trejo	1,500*	1,500	0
25.	Jan Folkson	1,500*	1,500	0
26.	Moises Jiminez	1,000*	1,000	0
27.	Manny Argicia	1,000*	1,000	0
28.	Chris Potenza	2,000*	2,000	0
29.	Aaron Adams	1,000*	1,000	0
30.	Ryan Brock	1,000*	1,000	0
31.	Steve Fox	10,000*	10,000	0
32.	Jeff Stock	1,000*	1,000	0
33.	Branon Chatkin	1,000*	1,000	0
34.	Eric Rogell	2,000*	2,000	0
35.	Alex Heilberger	1,000*	1,000	0
36.	Jason Zickerman	1,500*	1,500	0
37.	Darryl Mouzon	1,000*	1,000	0
38.	Selig Folkson	1,500*	1,500	0
39.	Charlie Romanelli	1,000*	1,000	0
40.	Etel Sandy Beria	6,000*	6,000	0
41.	Brett Malvin	2,000*	2,000	0
42.	Christian Rodriguez	2,000*	2,000	0
43.	Omar Bennett	1,500*	1,500	0
44.	Anwar Isaacs	1,500*	1,500	0
45.	Nir Sharon	1,500*	1,500	0
	TOTALS	25,108,560 (100%)	2,794,500	22,314,560 (88.9%)

   *  less than 0.1%

(1)

This corporation is controlled by Dror Trepper

(2)

This corporation is controlled by Tal Tepper

(3)

This corporation is controlled by Judy Parent

(4)

This corporation is controlled by Richard Solomon

Sean Folkson CEO/president and Peter Leighton are Selling Stockholders and will each be considered to be an underwriter for purposes of this offering.  Their current intention is to remain as our officers regardless of whether they sell a substantial portion of their stockholding in us.  They are nevertheless offering 1,940,000 shares in this offering (approximately 7.7% of all outstanding common shares) since otherwise sales by them would be restricted to 1% (or approximately 250,000 shares) of all outstanding shares every three months in accordance with Rule 144.  As our officer/control persons, Messrs. Folkson and Leighton may not avail themselves of certain provisions of Rule 144 which otherwise would permit a non-affiliate to sell an unlimited number of restricted shares provided that the one-year holding period requirement is met.

Selling Stockholders other than our officers will sell at $0.26 until our stock is quoted on the OTCBB and thereafter at prevailing market prices, or privately negotiated prices.  Our officers, who are deemed to be underwriters, must offer their shares sold under this prospectus at a fixed price of $0.26 per share even if our shares are quoted on the OTCBB.

None of our Selling Stockholders is an officer, director, affiliate or an associated person of a broker-dealer registered under the Securities Exchange Act of 1934, as amended.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common equity being registered. 20,000,000 of our outstanding shares were issued at $0.001 in October 2013 upon our acquiring our present business; 200,000 of our outstanding shares were issued at $0.05 per share during October 2013; and 90,000 of our shares were issued at $0.25 in January 2014.  Accordingly, in determining the offering price, we selected $0.26 per share, which is one cent higher than the highest and most recent price at which we have issued our shares.

DIVIDEND POLICY

We have never paid a cash dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

PLAN OF DISTRIBUTION

The selling stockholders may offer the shares at various times in one or more of the following transactions:

•

on any market that might develop;

•

in transactions other than market transactions;

•

by pledge to secure debts or other obligations;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•

in a combination of any of the above.

Selling stockholders other than our two officers will sell at $0.26 until our stock is quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices.  In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  Our two officers will only sell at a fixed price of $0.26 per share.

The selling stockholders may use broker-dealers to sell shares.  If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents.  To date, no discussions have been held or agreements reached with any broker/dealers. No broker–dealer participating in the distribution of the shares covered by this prospectus may charge commissions in excess of 7% on any sales made hereunder.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to "penny stock" restrictions.  In addition various brokerage firms and clearing firms have adopted “house rules” which further restrict the sale of low price stocks.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

This offering will terminate on the earlier of the:

a) date on which the shares are eligible for resale without restrictions pursuant to Rule 144 under the Securities Act or

b) date on which all shares offered by this prospectus have been sold by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

If any of the selling shareholders enter into an agreement after the effectiveness of our registration statement to sell all or a portion of their shares in the Company to a broker-dealer as principal and the broker-dealer is acting as underwriter, we will file a post-effective amendment to our registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in our registration statement as required and filing the agreement as an exhibit to the registration statement.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities, if any, will be in the over-the-counter markets, which are commonly referred to as the OTCBB as maintained by the FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

SEC Rule 15g-9 (as most recently amended and effective September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediate foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

STATE SECURITIES – BLUE SKY LAWS

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

We intend to apply for listing in a nationally recognized securities manual which, once published, will provide us with "manual" exemptions in 33 states.

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor's Corporation Records or another acceptable manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.  In order to obtain a listing in Standard and Poor's Corporation Records, the Company will be required to pay Standard and Poor’s a fee and to provide the publisher with information related to the Company’s business, capital expenditures, number of stockholders, transfer agent, stock price history, dividend history, digest of earnings, balance sheet information, and other information related to the Company.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

LIMITATIONS IMPOSED BY REGULATION M

Under applicable rules and regulations under the Exchange Act, including Rule 102 of Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution.  Rule 100 of Regulation M defines such restricted period as the period beginning on the later of five business days prior to the determination of the offering price or such time that a person becomes a distribution participant, and ending upon such person's completion of participation in the distribution.  In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.  We assume no obligation to deliver copies of this prospectus or any related prospectus supplement, unless otherwise required to do so by federal securities laws.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and, to the best of our knowledge, none is threatened or anticipated.

DIRECTORS, EXECUTIVE OFFICERS PROMOTERS AND CONSULTANTS

Our officers and directors are as follows:

Name	Age	Position(s)
Sean Folkson Peter Leighton	44 51	President, Chief Executive Officer and Director VP Marketing and Chief Marketing Officer

Term and Family Relationships

Our director currently has a term which will end at our next annual meeting of the stockholders or until successors are elected and qualify, subject to their prior death, resignation or removal.  Officers serve at the discretion of the Board of Directors.

No family relationships exist among our officers, directors and consultants.

Business Experience

Sean Folkson was elected president, CEO and a director upon formation of the Company.  Sean Folkson has CEO and President of our subsidiary NightFood, Inc., a New York corporation, since its formation in January 2010. From 2004 to 2009 he served as president of Specialty Equipment Direct, Inc. which is an online marketer of flooring maintenance equipment which he founded.  In 1998 he founded AffiliatePros.com, Inc. a company engaged in assisting its clients with internet marketing which operated through 2008.  Mr. Folkson received a B.A. in Business Administration with a concentration in marketing from S.U.N.Y Albany in 1991.

Peter Leighton was appointed Vice President Marketing and Chief Marketing Officer upon the formation of the Company.  Peter Leighton holds a BA in marketing from the University of Florida.  For over 25 years he has been engaged in marketing and management for functional foods, biotech and turnaround companies.  Since 2001 Mr. Leighton has been the founding partner of Copernican Associates, LLOC a consulting firm offering B to B and B to C services in various segments.  From 2007 to 2010 he was CEO of Advana Science, Inc., a developer of OTC consumer products and was VP Marketing of Natrol, Inc., an OTC supplement manufacturer from 2002 to 2004.  In February 2014, Mr. Leighton was appointed Vice President – Product Strategy for Complete Nutrition Holdings, Inc., a company involved in operating and franchising high end nutritional product stores.  Accordingly, he will only be able to serve us on a part time basis.

Legal Proceedings

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.

Code of Ethics

We have determined that due to our early stage of development and our small size, the present adoption of a code of ethics is not appropriate.  If we grow we will adopt a suitable code of ethics.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The information in the following table sets forth the beneficial ownership of our shares of common stock (our only class of voting securities) as of the date of this prospectus, by: (i) our officers and directors; (ii) all officers and directors as a group; (iii) each shareholder who beneficially owns more than 5% of any class of our voting securities, including those shares subject to outstanding options.

Name and address of owner	Amount owned before the offering	Percent of class

Sean Folkson c/o Nightfood Holdings, Inc. 85 Parkview Road Elmsford, NY 10592	15,894,500	63.3%

Peter Leighton c/o Nightfood Holdings, Inc. 85 Parkview Road Elmsford, NY 10592	4,000,000	15.9%

All officers and directors
as a group (2 persons)	18,894,500	75.3%

DESCRIPTION OF CAPITAL STOCK

Introduction

We were established as a Nevada corporation on October 16, 2013. We are authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•

the number of shares and the designation of the series;

•

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•

whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•

whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

The Company is authorized to issue One Hundred Million (100,000,000) shares of Common Stock (the Common Stock) of par value of $0.001, per share. As of the date of this Offering the Company had 25,108,560 shares of Common Stock issued and outstanding. Holders of Common Stock are each entitled to cast one vote for each Share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro-rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid unless and until the Company is profitable. Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding Shares of Common Stock are fully paid and non-assessable and all of the Shares of Common Stock offered thereby will be, upon issuance, fully paid and non-assessable.

Holders of Shares of Common Stock will have full rights to vote on all matters brought before shareholders for their approval, subject to preferential rights of holders of any series of Preferred Stock. We are not currently authorized to issue preferred stock and have no intention of amending our corporate documents to authorize preferred stock. Holders of the Common Stock will be entitled to receive dividends, if and as declared by the Board of Directors, out of funds legally available, and share pro-rata in any distributions to holders of Common Stock upon liquidation.

The holders of Common Stock will have no conversion, preemptive or other subscription rights. The Shares of Common Stock offered by this prospectus are validly issued, fully paid and non-assessable. The Company has issued no options or warrants and does not have any convertible securities outstanding.

Upon any liquidation, dissolution or winding-up of Journal, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require us to redeem or purchase their shares.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. Even if he sells all of the shares offered by him under this prospectus, Sean Folkson will directly or indirectly own an aggregate of 60.1% of our outstanding shares.

Dividend Policy

The Company does not currently intend to declare or pay any dividends on its Common Stock, except to the extent that such payment is consistent with the Company's overall financial condition and plans for growth. For the foreseeable future, the Company intends to retain excess future earnings, if any, to support development and growth of its business. Any future determination to declare and pay dividends will be at the discretion of the Company's Board of Directors and will be dependent on the Company's financial condition, results of operations, cash requirements, plans for expansion, legal limitations, contractual restrictions and other factors deemed relevant by the Board of Directors.

Transfer Agent

We will use ClearTrust, LLC as our transfer agent.  Our Transfer Agent's address and phone number is 16540 Pointe Village Drive - Suite 206, Lutz, Florida 33558 (813) 235-4490

Shares Eligible for Future Sale

The Securities of the Selling Shareholders offered hereby currently are "restricted securities" as that term is defined in SEC Rule 144 of the 1933 Securities Act ("Rule 144"), and may not be resold without registration under the Securities Act. Provided certain requirements are met, the Shares of Common Stock purchased hereunder may be resold pursuant to Rule 144 or may be resold pursuant to another exemption from the registration requirement. Upon the effectiveness of this offering such shares will no longer be governed by Rule 144 unless they fall under the Affiliate sales limitation rules. Any additional shares the Company would issue after this offering may fall under Rule 144 unless registered.

Generally, Rule 144 provides that a holder of restricted shares of an issuer which maintains certain available public information, where such shares are held 6 months or more, may sell in every three months the greater of: (a) an amount equal to one percent of the Company's outstanding shares; or (b) an amount equal to the average weekly volume of trading in such securities during the preceding four calendar weeks prior to the sale. Persons who are not affiliates of the Company may sell shares beneficially owned for at least one year at the time of the proposed sale without regard to volume restrictions. Lastly, there is no existing public or other market for the Shares, and there is no assurance that any such market will develop in the foreseeable future.

See also “Plan of Distribution” subsection entitled "Any market that develops in shares of our common stock will be subject to the penny stock restrictions which will make trading difficult or impossible" regarding negative implications of being classified as a "Penny Stock."

Indemnification

Under Nevada Law and our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

FORWARD LOOKING STATEMENT INFORMATION

Certain statements made in this Prospectus involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Our plans and objectives are based, in part, on assumptions involving judgments with respect to, among other things, future economic, competitive and market conditions, technological developments related to business support services and outsourced business processes, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Although we believe that our assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the current state of our operations, the inclusion of such information should not be regarded as a statement by us or any other person that our objectives and plans will be achieved. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth herein under the headings “Business,” “Risk Factors” and “Plan of Operations.”

OUR BUSINESS

NightFood Holdings, Inc. (“we”, “us” “the Company” or “NightFood”) is a Nevada corporation organized on October 16, 2013 to acquire all of the issued and outstanding shares of NightFood, Inc., a New York corporation (the “Subsidiary”) from its sole shareholder, Sean Folkson.  All of our operations are conducted by the subsidiary.  We are in the business of developing a functional food category of snacks that are suitable for evening consumption and which may promote better sleep. A large number of Americans suffer from various sleep difficulties and management believes that our products are unique in the functional food industry and that there is a substantial market for our products.  We have developed a “cookies and cream” flavored snack/nutrition bar and have conducted limited production runs to test our product’s acceptance.  We have other evening appropriate snacks in development.  Our offices are located at 85 Parkview Road, Elmsford, New York 10523 and out telephone number is (212) 828-8275.  We maintain a web site at www.nightfood.com.  Any information that may appear on our web site should not be deemed to be a part of this prospectus

Industry Overview

We are a development stage company that is seeking to enter the functional food industry by offering a line of snack foods that are appropriate for evening consumption.  Based on available figures for 2012 published by SymphonyIRI Group , the United States snack food industry had revenues of over $100 billion and continues to grow.  A majority of adults are trying to eat foods and snacks that they understand will prevent or manage health problems and 37% of consumers are willing to pay more for foods with perceived health benefits.  Moreover, industry data indicates that almost half of the snacks consumed are consumed in the evening.

Our Products, Present and Proposed

We have developed a cookies & cream flavored snack/nutrition bar which is made from commercially available ingredients and a proprietary combination of other components in a proprietary process. This is the NightFood nutrition bar.  The NightFood® nutrition bar, will be sold as individual bars with a suggested retail price of $2.29 or in a 6-pack. NightFood® is the first product positioned as a healthier alternative to other convenient nighttime snack options.  Each 150 calorie NightFood® bar is specially formulated to satisfy late-night cravings, tackle nighttime hunger, help our customers fall asleep more easily, and sleep better throughout the night.  We believe that NightFood® bars are an optimal bedtime snack in terms of composition and calories. In addition, the bars contain clinically proven bioactive ingredients such as Melatonin and Chocamine® (a patented natural cocoa extract that provides the health and relaxation benefits of chocolate without the caffeine, fat, calories, and sugars).  While management believes that the NightFood® bar is beneficial for our customers, we are not making any specific health or nutrition claims for the NightFood® bar.

Depending upon the success of the NightFood® bar and our available resources, we intend to expand our product line to include formulations with and without sleep aiding bioactive ingredients, and a healthy nighttime snack product specifically for children.

Planned Production

We have utilized contract manufacturers for producing our products.  These include Noble Foods for product manufacture, Empress Label for our packaging, and Excelsior Integrated for our warehousing and fulfillment.  We consider our relations with each of these suppliers to be good.  We also believe that the nature of the market for these services ensures that if we were required to find an alternate supplier for any of these services, we could do so on similar terms.   In 2010 we had a beta production run of 78,000 bars.  We sold this product through our web site and other channels and will not sell the remainder as it is past the “best used by” date.  Management believes that the results of this Beta indicate a strong potential market for the NightFood® bar.  However, our limited capital resources have precluded our engaging in further regular production.

Planned Marketing

Depending upon our available resources we intend to market our product at a wholesale level to health food stores such as GNC and to drug stores such as CVS and Rite Aid.  However we have no agreements with any of these stores and can give no assurance that these efforts will prove successful.  We intend to test direct marketing campaigns on television to enhance direct to consumer sales.

Competition

The nutritional/snack food business is highly competitive and includes such participants as large companies like Nabisco, Keebler, Kellogg’s and Quaker Oats and specialized products as Cliff Bar and Luna Bar and many smaller companies.  Many of these competitors have well established names and products.  Management is not aware of any competitor offering snack/nutrition bars that promote restful sleep.  We will initially compete based upon the unique nature of our product.  However, other companies, including those with greater name recognition than us and greater resources may seek to introduce products that directly compete with our products.  Management believes that if a competitor sought to develop a competing product, it could do so.

Properties

We have no properties and at this time have no agreements to acquire or lease any properties. We currently operate from within our CEO’s residence without cost to us. If our operations expand, we may be required to rent offices. Management believes that office space will be available at reasonable rents when such space is needed.  We currently store our inventory in a fulfillment center at a cost of approximately $57 per month which is part of our shipping and packing relationship.

Intellectual Property Rights

We own the registered trademark “NightFood®” and believe that it will prove important to our business.  We also rely on proprietary information as to our formulas and have non-disclosure agreements with our suppliers.

Personnel

We currently no employees except, Sean Folkson, our President and CEO, and Peter Leighton our VP/CMO, we may hire additional employees in the future in marketing, sales and clerical positions.

Customers

No customer represented more than ten (10%) of our revenue during the last two fiscal years.

Internet Website

We maintain a website at: http://www.nightfood.com.  The information on such website should not be considered a part of this prospectus.

DESCRIPTION OF PROPERTY

We currently operate out of the residence of our CEO and president Sean Folkson and will not pay any rent to Mr. Folkson for so long as we operate out of his house.  When we receive additional funding and need space beyond our present facility, we believe that we will be able to find ample suitable space within our projected budget as set forth in this prospectus.  We also pay approximately $57 per month for warehousing space on a month to month basis

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s Discussion and Analysis contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in the “Risk Factor” section.

OVERVIEW

We are a nutritional food development, manufacturing and distribution company relying on having developed the product and our marketing expertise to develop and market nutritional/snack foods that are appropriate for evening snacks.  We have conducted a beta launch of our product but have lacked the capital resources to operate on a regular basis.  Our plan is to raise capital through loans and sales of our stock and management believes that becoming a public company will enhance those efforts, although we can give no assurance that these efforts will prove successful.  Our goal is to move beyond a beta marketing of our product(s) into regular production and sales on a continual basis.

DEVELOPMENT PLANS

We are in a developmental stage.  Implementing our planned business operation is dependent on our ability to raise between $400,000 and $1,000,000 of additional capital after all offering expenses paid to a placement agent, attorneys, accountants and the like.

Our plan is to utilize such capital we raise as follows:

	If a Net of $400,000 is Raised	If a Net of $1,000,000 is Raised
Our plan is to utilize such capital we raise as follows:
Inventory	$ 50,000	$ 100,000
Salaries	$ 120,000	$ 200,000
Marketing	$ 200,000	$ 500,000
Rent	$ 10,000	$ 10,000
Working Capital	$ 30,000	$ 200,000

The foregoing are estimates only and any funds may be reallocated based upon management’s evaluation of then existing conditions.  Until we raise additional funds we will continue operations at approximately our current levels.  In addition, being a public company will cost us approximately $20,000 a year in professional and other fees.  We will continue to rely on advances from Mr. Folkson, as required, to meet these obligations.  However, Mr. Folkson has not entered into a written agreement with us to provide any financial support.  Our plan is to complete a private capital raise in the next 12 months, but we do not have any present commitments for raising any capital.

INFLATION

Inflation can be expected to have an impact on our operating costs.  A prolonged period of inflation could cause a general economic downturn and negatively impact our results.  However, the effect of inflation has been minimal over the past three years.

SEASONALITY

We do not believe that our business will be seasonal to any material degree.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS ENDED JUNE 30, 2013 and JUNE 30 2012.

Our present operations are constrained by our limited capital.  After the effective date of this prospectus we anticipate raising additional capital to fund operations as set forth above in “Development Plans”.  Throughout the FY ended June 30, 2013 (“FY 2013”) we had a limited inventory of product remaining from our 2010 test production run.  All of inventory has now past its “best used by” date.  During a portion of FY 2013 we made sales from our website, however, by the end of the year all sales were to a limited number of persons who had placed recurring orders and had not cancelled them.  Accordingly, our revenues declined from $22,344 in FY 2012 to $5,817 in FY 2013 as inventories were depleted and we did not make an active marketing effort during FY 2013.  Our operating expenses in FY 2013 were also reduced to $16,557 as compared to FY 2012 when they were $100,514. This reflects our greater activity level during FY 2012.  Due to our lower levels of activity, our loss was reduced from $(89,803) in FY 2012 to $(22,713) in FY 2013.  We do not believe that these results provide a meaningful indication of our results once we are able to produce additional product and actively market the same.

RESULTS OF OPERATIONS FOR THE QUARTERS ENDED DECEMBER 31, 2013 and DECEMBER 30 2012.

Our present operations are constrained by our limited capital.  After the effective date of this prospectus we anticipate raising additional capital to fund operations as set forth above in “Development Plans”.  Throughout the

Q2 of both FY 2014 and Q2 of FY 2013 we had a limited inventory of product remaining from our 2010 test production run.  All of inventory has now past its “best used by” date.  All sales in both periods were made to a limited number of persons who had placed recurring orders and had not cancelled them.  Accordingly, our revenues declined from $1,565 in Q2 of FY 2013 to $513 in Q2 of FY 2014 as inventories were depleted and we did not make an active marketing effort during either quarter.  Our operating expenses in Q2 of FY 2014 increased greatly over Q2 of FY 2013 largely due to expenses related to our becoming a public company including accounting fees. Accordingly, despite a continued period of reduced overall activity, our net loss increased to $(32,979) from $(8,144) in Q2 of FY 2013.  We do not believe that these results provide a meaningful indication of our results once we are able to produce additional product and actively market the same.

LIQUIDITY AND CAPITAL RESOURCES

As at December 31, 2013, we had cash on hand of $23,432.  We have relied on cash advances from Mr. Folkson to fund our operations, but Mr. Folkson has lent the Company $134,517 and is not in a position to make further advances to the Company.  In the quarter ended December 31, 2013, we have raised $32,500 through sales of our common stock under Regulation D.  We do not believe that cash on hand to be adequate to satisfy our ongoing working capital needs.  During Fiscal Year 2014, our primary objectives in managing liquidity and cash flows will be to expand our business.  If Mr. Folkson were to fail to make any further advances and we were to fail to raise any additional funds, we believe we could continue operations for only a few months.

OFF BALANCE SHEET ARRANGEMENTS

None

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was incorporated on October 16, 2013 and in upon our organization we issued 20,000,000 shares of common stock to the Company’s founder, President and CEO in exchange for all of the issued and outstanding common stock of Night Food, Inc., a New York corporation.  During October and December 2013, Mr. Folkson assigned 4,000,000 shares of his common stock to Peter Leighton as compensation in connection with his joining the Company and an aggregate of 104,500 shares to 35 persons as gifts.  Mr. Folkson has advanced an aggregate of $134,517 to us to fund our operations.  These advances do not bear any interest, but will be repaid on demand but only from 10% of positive cash flow and should we fail to make any payment, the remaining balance on the note begin to bear interest at 12% per annum.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash annual remuneration of our CEO and director during our past two fiscal years:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compen- sation	Total
Sean Folkson, CEO	2012	$0	$0	$0	$0	$0	$0	$0	$0
	2013	$0	$0	$0	$0	$0	$0	$0	$0

The Company has not paid and has no present plan to give any compensation other than cash and the granting of shares of common stock.  The Company does not have any Stock Option Plan or other equity compensation plans.

Employment Agreements

We do not have employment agreements with our executive officers or directors.  We have compensated our  executive  for actual out-of-pocket expenses but have no compensation arrangements.  Compensation to be paid in the future will be dependent on the Board’s assessment of the Company’s financial condition.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in the Summary Compensation Table set forth above that would in any way result in payments to any such person because of his or her resignation, retirement or other termination of such person’s employment with us.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Frank J. Hariton, Esq., 1065 Dobbs Ferry Road, White Plains, New York 10607.  Mr. Hariton does not own any shares of our common stock.

EXPERTS

The financial statements of NightFood Holdings, Inc. as of June 30, 2012 and 2013, for the years then ended, included in this prospectus have been audited by Beckstead & Company, CPAs, independent registered public accounting firm, and have been so included in reliance upon the report of Beckstead & Company, CPAs given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering.  This prospectus does not contain all the information included in the registration statement.  For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

As of the date of this prospectus, we became subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we will file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20649.  You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report containing audited financial statements, at no cost to you, by writing or telephoning us at the following address:

NightFood Holdings, Inc., 85 Parkview Road, Elmsford, New York 10523 (888) 888-6444.

NightFood Holdings, Inc.

Financial Statements

For the years ended June 30, 2013 and June 30, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of NightFood, Inc.

We have audited the accompanying balance sheets of NightFood, Inc. (the “Company”) as of June 30, 2013 and 2012 and the related statements of operations, stockholders’ deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NightFood, Inc. as of June 30, 2013 and 2012 and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the financial statements, on October 16, 2013, the Company became a wholly-owned subsidiary of NighFood Holdings, Inc.  Accordingly, the stockholders’ equity and earnings per share calculations on the face of the statements of operations have been revised to reflect the share exchange on a retroactive basis.

The accompanying financial statements for 2013 and 2012 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has negative operating cash flow through June 30, 2013 and has a working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Beckstead & Company, CPAs

Henderson, NV

October 10, 2013, except for Note 8, as to which the date is February 15, 2014

NightFood, Inc.

BALANCE SHEET

	June 30,	June 30,
	2013	2012
ASSETS
Current assets :
Cash	$913	$897
Accounts receivable ( net of allowance of $0 and $0, respectively)	37	27
Inventory	-	1,665
Total current assets	950	2,589

Total assets	$950	$2,589

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$10,907	$4,880
Accrued interest expense -related party	26,162	15,645
Short-term borrowings	3,374	3,220
Short-term borrowings-related party	134,517	126,767
Total current liabilities	174,960	150,512

Long term borrowings	14,433	17,807

Commitments and contingencies	-	-

Stockholders' deficit:
Common stock, $0.001 par value, 100,000,000 shares authorized, 20,000,000 shares issued and outstanding as of June 30,2013 and June 30, 2012, respectively	20,000	20,000
Additional paid in capital	-	-
Accumulated deficit	(208,443)	185,730
Total stockholders' deficit	(188,443)	(165,730)
Total Liabilities and Stockholders' Deficit	$950	$2,589

The accompanying notes are an integral part of these audited financial statements.

NightFood, Inc.

STATEMENT OF OPERATIONS

	For the	For the
	year ended	year ended
	June 30, 2013	June 30, 2012

Revenues	$5,817	$22,344

Operating expenses
Cost of product sold	1,665	8,300
Advertising & promotional	596	29,164
Selling, general and administrative	14,296	42,489
Loss on write down of inventory	-	20,561
Total operating expenses	16,557	100,514

Loss from operations	(10,740)	(78,170)

Interest expense - bank debt	1,457	1,957
Interest expense - related party	10,516	9,676
Total interest expense	11,973	11,633

Provision for income tax	-	-

Net loss	$(22,713)	$(89,803)

Basic and diluted net loss per common share	$(0.001)	$(0.004)

Weighted average shares of capital outstanding - basic	20,000,000	20,000,000

The accompanying notes are an integral part of these audited financial statements

NightFood, Inc.

STATEMENT OF CASH FLOWS

	For the	For the
	year ended	year ended
CASH FLOWS FROM OPERATING ACTIVITIES:	June 30, 2013	June 30, 2012
Net loss	$(22,713)	$(89,803)

Adjustments to reconcile net loss to net cash used for operations:
Loss on inventory write down	-	20,561
(Increase) in accounts receivable	(10)	(28)
Decrease in inventory	1,665	25,734
Increase in accounts payable	6,027	4,880
Increase in accrued expenses	10,517	9,676
Net cash used by operating activities	(4,514)	(28,980)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term borrowings-related party	7,750	31,866
Repayment of Short-term debt	(3,220)	(2,719)
Net cash provided by financing activities	4,530	29,147

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	16	167

Cash and cash equivalents, beginning of period	897	730
Cash and cash equivalents, end of period	$913	$897

Interest paid	$1,457	$1,957
Taxes paid	$-	$-

The accompanying notes are an integral part of these audited financial statements.

NightFood, Inc.

STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended June 30, 2013 & 2012

	Common Stock		Additional Paid in	Accumulated	Stockholders'
	Shares	Par Value	Capital	Deficit	Deficit
Balance, July 1, 2011	20,000,000	$ 20,000	$ -	$ (95,927)	$ (75,927)
Net loss	-	-		(89,803)	(89,803)
Balance, June 30, 2012	20,000,000	20,000	-	(185,730)	(165,730)
Net loss	-	-	-	(22,713)	(22,713)
Balance, June 30, 2013	20,000,000	$ 20,000	$ -	$ (208,443)	$ (188,443)

The accompanying notes are an integral part of these audited financial statements.

NIGHTFOOD, INC.

NOTES TO FINANCIAL STATEMENTS

1.  Description of Business

•

NightFood, Inc.  (the “Company”) is a New York Corporation organized January 14, 2010 and commenced operations during the first quarter 2010. The Company has acquired the web site nightfood.com. The Company’s business model is to manufacture and distribute nutritional products to provide consumers better & healthier nighttime snack options to support better health and better sleep.

•

The Company’s fiscal year end is June 30.

•

The Company currently maintains its corporate office in Elmsford, New York.

2.  Summary of Significant Accounting Policies

•

Management is responsible for the fair presentation of the Company’s financial statements, prepared in accordance with U.S. generally accepted accounting principles (GAAP).

Use of Estimates

•

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used in the determination of depreciation and amortization, the valuation for non-cash issuances of common stock, and the website, income taxes and contingencies, among others.

Cash and Cash Equivalents

•

The Company classifies as cash and cash equivalents amounts on deposit in the banks and cash temporarily in various instruments with original maturities of three months or less at the time of purchase.

Fair Value of Financial Instruments

•

Statement of financial accounting standard FASB Topic 820, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for assets and liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Inventory

•

Inventories consisting of packaged food items and supplies are stated at the lower of cost (FIFO) or market, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to cost of sales during the period spoilage is incurred.  The Company has no minimum purchase commitments with its vendors.  During the year ended June 30, 2012, the Company inventory of nutrition bars exceeded the best-by date for optimum freshness displayed on its packaging.  As a result, retailers and consumers would no longer purchase inventory from that production run.  The Company therefore determined it necessary to write down its inventory.  As a result, the Company recorded a loss on write-down of inventory of $20,561 for the year ended June 30, 2012.

Advertising Costs

•

Advertising costs are expensed when incurred and are included in advertising and promotional expense in the accompanying statements of operations.  The Company incurred advertising costs of $596 and $29,164 for the years ended June 30, 2013 and 2012, respectively.

Income Taxes

•

The Company has historically been treated as a Subchapter S Corporation.  Accordingly, all tax consequences have flown through to the Company’s shareholders’ personal income tax returns.  In addition, the Company has not generated any taxable income, and, therefore, no provision for income taxes has been provided.

Revenue Recognition

•

The Company generates its revenue from products sold from traditional retail outlets along with items distributed from the Company’s website.

•

All sources of revenue is recorded pursuant to FASB Topic 605 Revenue Recognition, when persuasive evidence of arrangement exists, delivery of services has occurred, the fee is fixed or determinable and collectability is reasonably assured.

Concentration of Credit Risk

•

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits at financial institutions.  At various times during the year, the Company may exceed the federally insured limits.  To mitigate this risk, the Company places its cash deposits only with high credit quality institutions.  Management believes the risk of loss is minimal.  At June 30, 2013 and 2012 the Company did not have any uninsured cash deposits.

Impairment of Long-lived Assets

•

The Company accounts for long-lived assets in accordance with the provisions of FASB Topic 360, Accounting for the Impairment of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Fair values are determined based on quoted market value, discounted cash flows or internal and external appraisals, as applicable.

Recent Accounting Pronouncements

•

The Company has assessed all newly issued accounting pronouncements released during the years ended June 30, 2013 and 2012, and have found none of them to have a material impact on the Company’s financial statements.

3.  Going Concern

•

The Company's financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business.  Because the business is new and has limited operating history and relatively few sales, no certainty of continuation can be stated.

•

Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

4.  Accounts receivable

•

The Company’s accounts receivable arise primarily from the sale of the Company’s nutritional bedtime snack bar. On a periodic basis, the Company evaluates each customer account and based on the days outstanding of the receivable, history of past write-offs, collections, and current credit conditions, writes off accounts it considers uncollectible. Invoices are typically due in 60 - 90days. The Company does not accrue interest on past due accounts and the Company does not require collateral. Accounts become past due on an account-by-account basis. Determination that an account is uncollectible is made after all reasonable collection efforts have been exhausted.

5.  Inventory

•

Inventory consists of the following at June 30,

	2013	2012

Inventory	$-	$1,665
TOTAL	$-	$1,665

•

Inventories are stated at the lower of cost or market. The company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions and the products relative shelf life. Write-downs and write-offs are charged to loss on inventory write down. In 2012, the company experienced a one-time charge to write-downs of $20,561; this was mainly attributable to the limited shelf life of products to maintain freshness.

6.  Other Current Liabilities

•

Other current liabilities consist of the following at June 30,

	2013	2012

Imputed interest on related party note-Sean Folkson	$26,161	$15,645
TOTAL	$26,161	$15,645

7.  Short Term Borrowings

•

On November 24, 2010, the Company entered into a Small Business Working Capital Loan with a well-established Bank. The loan is personally Guaranteed by the Company’s Chief Executive Officer, which is further Guaranteed for 90% by the United States Small Business Administration (SBA).

•

The term of the loan is seven years until full amortization and currently carries an 8% interest rate, which is based upon Wall Street Journal (“WSJ”) Prime 3.75 % Plus 4.75% and is adjusted quarterly. Monthly principal payments are required during this 84 month period.

•

Interest expense for the years ended June 30, 2013 and 2012, totaled $1,457 and $1,957, respectively.

8.  Capital Stock Activity

•

On October 16, 2013, the Company became a wholly-owned subsidiary of NightFood Holdings, Inc.  Accordingly, the stockholders’ equity has been revised to reflect the share exchange on a retroactive basis.

•

The Company is authorized to issue One Hundred Million (100,000,000) shares of $0.001 par value per share Common Stock.  Holders of Common Stock are each entitled to cast one vote for each Share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors. Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro-rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid unless and until the Company is profitable. Holders of Common Stock do not have pre-emptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding Shares of Common Stock are fully paid and non-assessable and all of the Shares of Common Stock offered thereby will be, upon issuance, fully paid and non-assessable. Holders of Shares of Common Stock will have full rights to vote on all matters brought before shareholders for their approval, subject to preferential rights of holders of any series of Preferred Stock. Holders of the Common Stock will be entitled to receive dividends, if and as declared by the Board of Directors, out of funds legally available, and share pro-rata in any distributions to holders of Common Stock upon liquidation.  The holders of Common Stock will have no conversion, pre-emptive or other subscription rights.  Upon any liquidation, dissolution or winding-up of the Company, assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock have no right to require the Company to redeem or purchase their shares.  Holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

•

The Company has 20,000,000 shares of its $0.001 par value common stock issued and outstanding as of June 30, 2013 and 2012, to one shareholder whose investment of $39,307 was made in several tranches over a period of time from inception to May 2010.

Dividends

•

The Company has never issued dividends.

Warrants

•

The Company has never issued any warrants.

Options

•

The Company has never issued options.

9.  Advances by Affiliates

•

The Company received cash from Mr. Folkson, the Company’s Chief Executive Officer and related party, $7,750 and $31,866 in 2013 and 2012, respectively, to supplement the Company’s working capital.  The balances are included in short term borrowings – related party balances of $134,517 and 126,767 in 2013 and 2012, respectively. The Note is repayable upon Mr.  Folkson providing the Borrower with written notice of demand, according to certain terms. However Mr. Folkson  may not demand repayment of the Note until the Company is profitable, and in a positive cash flow position. At that time, Mr Folkson may demand repayment. Company agrees to make payments equal to 10% of the monthly positive cash flow of the Company until balance is paid in full.

•

Imputed interest expense accrued on the note payable to Mr. Folkson totaled $10,516 and $9,676 for the years ended June 30, 2013 and 2012, respectively.

•

Furthermore, Mr. Folkson purchased 200 shares of the Company’s common stock for cash totaling $39,307 in several tranches over a period of time beginning  May 2010.

10.  Fair Value of Financial Instruments

Cash and Equivalents, Receivables, Other Current Assets, Accounts Payable, Accrued and Other Current Liabilities

•

The carrying amounts of these items approximated fair value.

•

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1 - Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 - Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

•

The application of the three levels of the fair value hierarchy under Topic 820-10-35 to our assets and liabilities are described below:

Fiscal 2013 Fair Value Measurements
Level 1	Level 2	Level 3	Total Fair Value

Assets

Other assets	$-	$-	$-	$-

Total	$-	$-	$-	$-

Liabilities

Short and long-term debt	$152,324	$-	$-	$152,324
Total	$152,324	$-	$-	$152,324

Fiscal 2012 Fair Value Measurements
	Level 1	Level 2	Level 3	Total Fair Value
Assets

Other assets	$-	$-	$-	$-

Total	$-	$-	$-	$-

Liabilities

Short and long-term debt	$147,794	$-	$-	$147,794
Total	$147,794	$-	$-	$147,794

11.  Net Loss per Share of Common Stock

•

The Company has adopted FASB Topic 260, "Earnings per Share," which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic loss per share of common stock is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Basic net loss per common share is based upon the weighted average number of common shares outstanding during the period. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. However, shares associated with convertible debt, stock options and stock warrants are not included because the inclusion would be anti-dilutive (i.e. reduce the net loss per common share).  There were no anti-dilutive instruments.

	2013	2012
Numerator - basic and diluted loss per share net loss	$ (22,713)	$ (89,803)

Net loss available to common stockholders	$ (22,713)	$ (89,803)

Denominator – basic and diluted loss per share – weighted average common shares outstanding	20,000,000	20,000,000
Basic and diluted earnings per share	$(0.001)	$(0.004)

12.  Subsequent Events

•

On October 16, 2013, a C-corporation holding company, NightFood Holdings, Inc., was formed to enjoin the Company as a wholly-owned subsidiary for purposes of filing a registration statement with the US Securities and Exchange Commission.

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Management of the Company has assessed all significant subsequent events through the date upon which the financial statements first became available for public release.

NightFood Holdings, Inc.

Financial Statements

For the three and six month period ended

December 31, 2013 and December 31, 2012

NightFood Holdings, Inc. CONSOLIDATED BALANCE SHEET
	December 31,	June 30,
	2013 (Unaudited)	2013
ASSETS

Current assets :
Cash	$23,432	$913
Accounts receivable ( net of allowance of $0 and $0, respectively)	37	37

Total current assets	23,469	950

Total assets	$23,469	$950

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$14,633	$10,907
Accrued interest expense -related party	31,661	26,162

Short-term borrowings	3,506	4,204
Advance- related party	4,850	-
Short-term borrowings-related party	134,517	134,517
Total current liabilities	189,167	175,790

Long term borrowings	12,715	13,603

Commitments and contingencies	-	-

Stockholders' deficit:
Common stock, $0.001 par value, 100,000,000 shares authorized 20,290,000 and 20,000,000 issued and outstanding as of December 31,2013 and June 30, 2013, respectively	20,290	20,000
Additional paid in capital	32,210	-
Accumulated deficit	(230,913)	(208,443)
Total stockholders' deficit	(178,413)	(188,443)
Total Liabilities and Stockholders' Deficit	$23,469	$950

The accompanying notes are an integral part of these unaudited financial statements.

NightFood Holdings, Inc. CONSOLIDATED STATEMENTS OF OPERATIONS
	For the	For the
	three months ended	three months ended
	December 31, 2013	December 31, 2012
	(Unaudited)	(Unaudited)

Revenues	$513	$1,565

Operating expenses
Cost of product sold	-	1,845
Selling, general and administrative	10,393	4,866
Total operating expenses	10,393	6,710

Loss from operations	(9,880)	(5,145)

Interest expense - bank debt	349	374
Interest expense - related party	2,750	2,625
Total interest expense	3,099	2,999

Provision for income tax	-	-

Net loss	$(12,979)	$(8,144)

Basic and diluted net loss per common share	$(0.00)	$(0.00)

Weighted average shares of capital outstanding - basic	20,013,462	20,000,000

The accompanying notes are an integral part of these unaudited financial statements.

NightFood Holdings, Inc. CONSOLIDATED STATEMENTS OF OPERATIONS
	For the	For the
	six months ended	six months ended
	December 31, 2013	December 31, 2012
	(Unaudited)	(Unaudited)

Revenues	$1,308	$3,708

Operating expenses
Cost of product sold	-	1,845
Selling, general and administrative	17,526	7,718
Total operating expenses	17,526	9,562

Loss from operations	(16,218)	(5,854)

Interest expense - bank debt	752	771
Interest expense - related party	5,500	5,220
Total interest expense	6,252	5,991

Provision for income tax	-	-

Net loss	$(22,470)	$(11,846)

Basic and diluted net loss per common share	$(0.00)	$(0.00)

Weighted average shares of capital outstanding - basic	20,013,462	20,000,000

The accompanying notes are an integral part of these unaudited financial statements.

NightFood Holdings, Inc. CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the six months ended December 31, 2013 (Unaudited)	For the six months ended December 31, 2012 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22,470)	$(11,846)

Adjustments to reconcile net loss to net cash used for operations:

(Increase) in accounts receivable	-	(9)
Decrease in inventory	-	1,665
Increase in accounts payable	3,726	4,445
Increase in accrued expenses	5,500	5,220
Net cash used by operating activities	(13,244)	(525)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of stock	32,500	-
Short-term borrowings-related party	4,850	2,000
Repayment of Short-term debt	(1,587)	(1,567)
Net cash provided by financing activities	35,763	433

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22,519	(92)

Cash and cash equivalents, beginning of period	913	897
Cash and cash equivalents, end of period	$23,432	$805

Interest paid	$752	$771
Taxes paid	$-	$-

The accompanying notes are an integral part of these unaudited financial statements.

NIGHTFOOD HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.  Basis of Presentation

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NightFood Holdings, Inc. (the “Company”) is a Nevada corporation organized on October 16, 2013 to acquire all of the issued and outstanding shares of NightFood, Inc., a New York corporation (the “Subsidiary”) from its sole shareholder, Sean Folkson.  All operations are conducted by the subsidiary.  The Company is in the business of developing a functional food line of snacks that are suitable for evening consumption and which may promote better sleep.

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The condensed consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

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These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein.  It is suggested that these consolidated interim financial statements be read in conjunction with the consolidated financial statements of the Company for the year ended June 30, 2013, and notes thereto included in the Company’s Form S-1 Registration Statement.  The Company follows the same accounting policies in the preparation of consolidated interim reports.

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Results of operations for the interim periods are not indicative of annual results.

2.  Recent Accounting Pronouncements

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The Company has assessed all newly issued accounting pronouncements released during the quarters ended December 31, 2013 and 2012, and have found none of them to have a material impact on the Company’s financial statements.

3.  Going Concern

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The Company's financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business.  Because the business is new and has limited operating history and relatively few sales, no certainty of continuation can be stated.

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Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing.  However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue.  There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

4.  Short Term Borrowings

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Interest expense for the three month periods ended December 31,  2013 and 2012, totaled $752 and $771, respectively.

5.  Capital Stock Activity

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The Company has One Hundred One Million (101,000,000) of authorized shares 100,000,000 of common stock and 1,000,000 shares of blank check preferred and no other class of Shares authorized.

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The Company has 20,290,000 shares of Common Stock issued and outstanding.

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During the second quarter ended December 31, 2013, the company issued 290,000 shares of its common stock to four individuals for an aggregate total of $32,500.

Dividends

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The Company has never issued dividends.

Warrants

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The Company has never issued any warrants.

Options

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The Company has never issued options.

6.  Advances by Affiliates

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The Company received cash from Mr. Folkson, the Company’s Chief Executive Officer and related party, $4,850 during the six months ended December 31, 2013, to supplement the Company’s working capital.  The balances are included in short term borrowings – related party balances of $139,367 and 134,517 at December 31, 2013 and June 30, 2013, respectively.  The Note is repayable upon Mr. Folkson providing the Borrower with written notice of demand, according to certain terms.  However Mr. Folkson may not demand repayment of the Note until the Company is profitable, and in a positive cash flow position.  At that time, Mr. Folkson may demand repayment. Company agrees to make payments equal to 10% of the monthly positive cash flow of the Company until balance is paid in full.

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Included in advance- related party is $4,850 which is a short term advance to the company which is expected to be repaid during the third Quarter 2014.

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Imputed interest expense accrued on the note payable to Mr. Folkson totaled $5,550 and $5,220 for the six months ended December 31, 2013 and 2012, respectively.

7.  Subsequent Events

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Management of the Company has assessed all significant subsequent events through the date upon which the financial statements first became available for public release.

NightFood Holdings, Inc.

2,276,500 SHARES OF COMMON STOCK

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RISK FACTORS	3
USE OF PROCEEDS	9
SELLING STOCKHOLDERS	9
DETERMINATION OF OFFERING PRICE	11
DIVIDEND POLICY	11
PLAN OF DISTRIBUTION	11
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	14
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS	14
DESCRIPTION OF CAPITAL STOCK	15
DESCRIPTION OF BUSINESS	17
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	19
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21
LEGAL MATTERS	22
EXPERTS	22
WHERE YOU CAN FIND MORE INFORMATION	23
INDEX TO FINANCIAL STATEMENTS	F-1

Dealer Prospectus Delivery Obligation

Until June 22, 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The selling stockholders are offering and selling shares of our common stock only to those persons and in those jurisdictions where these offers and sales are permitted.

You should rely only on the information contained in this prospectus, as amended and supplemented from time to time. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.